Exhibit 99.1

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EDITED TRANSCRIPT

CASY - Q3 2013 Casey`s General Stores Earnings Conference Call

EVENT DATE/TIME: MARCH 12, 2013 / 02:30PM GMT

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MARCH 12, 2013 / 02:30PM GMT, CASY - Q3 2013 Casey’s General Stores Earnings Conference Call

CORPORATE PARTICIPANTS

Bill Walljasper Casey’s General Store, Inc. - SVP & CFO

Bob Myers Casey’s General Store, Inc. - President & CEO

CONFERENCE CALL PARTICIPANTS

Karen Short BMO Capital Markets - Analyst

Irene Nattel RBC Capital Markets - Analyst

Kelly Bania BofA Merrill Lynch - Analyst

Ben Brownlow Raymond James - Analyst

Anthony Lebiedzinski Sidoti & Co. - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the third-quarter 2013 Casey’s General Store earnings conference call. My name is Shaquanna and I will be your coordinator for today. At this time all participants are in a listen only mode. We will facilitate a question-and-answer session towards the end of this conference. (Operator Instructions). I would now like to turn the presentation over to your host for today’s call, Mr. Bill Walljasper, CFO. Please proceed, sir.

Bill Walljasper - Casey’s General Store, Inc. - SVP & CFO

Thank you and good morning, thanks for joining us to discuss Casey’s results for the quarter ended January 31. I’m Bill Walljasper, Chief Financial Officer; Bob Myers, President and Chief Executive Officer is also here.

Before I begin I will remind you that certain statements may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as discussed in the press release and the 2012 annual report. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from future results expressed or implied by those statements.

Casey’s disclaims any intention or obligation to update or revise forward-looking statements whether as a result of new information, future events or otherwise. We will take a few minutes to summarize the quarter and then open up for questions.

As most of you have seen, diluted earnings per share in the third quarter were $0.40 compared to $0.43 a year ago. Year-to-date diluted earnings per share were $2.26 compared to $2.44. The earnings shortfall in the quarter from a year ago is a result of a challenging cigarette environment and several non-cash charges related to planned store closures and replacement activity offset by a more favorable tax rate. We will go over each category and give you more detail on what is driving these results.

During the third quarter we experienced a solid fuel margin environment resulting in an average margin of $0.138 per gallon compared to $0.136 per gallon in the same period a year ago. Year to date the fuel margin is $0.146 per gallon, ahead of our annual goal. Same-store gallons sold in the quarter were up 0.6% driven in part to the declining retail fuel price throughout the quarter.

Total gallons sold increased 4.4% to 376. (technical difficulty) million. Same-store gallons sold through the nine months were flat compared to the same period a year ago with total gallons sold for the year up 3.6% to 1.2 billion. For the nine month mark the average retail price was $3.38 per gallon compared to $3.41 last year. Average retail price of gasoline for the quarter was $3.15 a gallon compared to $3.16 a year ago.

Same-store gallons sold in February decreased 2% with average retail price of fuel in the month of $3.55 per gallon. Adjusting for the extra day in last February’s results same-store gallons sold would have been up 1.3%.

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MARCH 12, 2013 / 02:30PM GMT, CASY - Q3 2013 Casey’s General Stores Earnings Conference Call

As indicated in the press release, sales in the grocery and general merchandise category continue to be adversely impacted by the cigarette environment resulting in same-store sales for the third quarter to be up just slightly. However, we have seen steady improvement throughout the quarter after initiating recent price adjustments.

Excluding cigarettes same-store sales in the quarter would have been up approximately 5.3%. Total sales in the quarter were up nearly 6% to $329.7 million with an average margin of 31.7%. Both the beer and beverage areas had double-digit sales increases in the quarter which will offset the margin pressure from the cigarette price adjustments mentioned earlier. As a result gross profit dollars rose 5.6% to $104.7 million. Year-to-date same-store sales are up 3.2% with an average margin of 32.9%.

February same-store sales decreased 0.4% in the grocery and other merchandise category, again excluding the extra day in last February’s results same-store sales sold would have been up 4%.

The prepared food and fountain category continued its strong performance. Total sales were up 15.4% to $137 million for the quarter. Same-store sales in the quarter were up 11.6% with an average margin of 60.6%, down 60 basis points from the same time a year ago.

Margin decrease was primarily due to an increase in the cost of cheese and other input costs. The average cost of cheese this quarter was $2.09 per pound compared to $1.93 a year ago. Currently the average cost of cheese is approximately $1.85 per pound.

Gross profit dollars were up 14.2% in the third quarter. Year-to-date same-store sales are up 10.2% with an average margin of 62.2%, well ahead of our annual goal. We continue to benefit from the additional roll out of our operational initiatives. Same-store sales for prepared foods in February were up 2.5%. Excluding the extra day in last February’s results same-store sales would have been up 6.1%.

At the nine-month mark operating expenses were up 11.1%. For the quarter operating expenses increased 12.2% to $189.9 million. About 57% of this increase was due to a rise in wages primarily related to operating 45 more stores this quarter compared to the same time period a year ago and an increase in operational initiatives described in the press release.

11.4% or $2.4 million came from the combined increase of credit card fees and fuel expense; this was up due to a modest increase in credit card utilization. Credit card transactions were up 10.3% accounting for approximately 60% of all the sales this quarter compared to 58% in the same time period a year ago.

In addition to these items we also experienced $2.2 million in non-cash charges from the combination of the impairment of the planned store closures and recent acquisition and store placement activity. Of this amount $1.7 million was included in operating expenses and the remaining balance ran through depreciation. In total this represented an approximate impact to earnings of $0.03 to $0.04 per share.

On the income statement total revenue in the quarter was up 5.3% to $1.7 billion due to an increase in the number of stores in operation this quarter compared to the same time period a year ago and a completion of more operational initiatives. Year-to-date total revenue was up 4% primarily due to sales increases in the categories mentioned previously offset by a lower retail fuel price.

The effective tax rate in the quarter was down from a year ago in the same period primarily due to the workers opportunity tax credit extended by law enacted in the third quarter with retroactive application back to the beginning of the fiscal year.

Our balance sheet continues to be strong. As of January 31 cash and cash equivalents were $26.5 million, long-term debt net of current maturities decreased slightly to $660.8 million while shareholder equity rose to $583.5 million, up $77.4 million from fiscal year-end.

We generated $194.5 million in cash flow from operations. At the nine month mark capital expenditures were $266.3 million compared to $222.3 million a year ago in the same period. This was up due to an increase in construction, acquisition and store remodeling activity. This quarter we opened 10 new store constructions and 18 acquisitions.

For the year we opened 21 acquired stores and completed 18 new store constructions. We are on pace to complete a total of 30 new store constructions by the end of the fiscal year and replace 25 stores. Year-to-date we have replaced 21 stores. We currently have 21 new stores under construction and 12 replacement stores under construction.

In addition to this we have an additional 50 new sites and 25 replacement sites under contract. This combined with having 10 stores under written agreement to acquire positions our Company well for future growth. Our store count at the end of this quarter was 1,731 corporate stores.

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MARCH 12, 2013 / 02:30PM GMT, CASY - Q3 2013 Casey’s General Stores Earnings Conference Call

During the quarter we added 50 more locations to the pizza delivery program and completed 27 major re-models. The combination of all of the operational initiatives accounts for approximately half of all same-store sales increases. During the remainder of this fiscal year we plan to add 50 more stores to the pizza delivery program. That completes our review of the quarter. We will now take your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). Karen Short, BMO Capital Markets.

Karen Short - BMO Capital Markets - Analyst

Just a couple questions on all the initiatives. Can you just give us an update on exactly how many stores are now in pizza delivery? And then you indicated I guess 50 more would happen before year-end, so—and then number of remodels, number of 24 hours? And then if there is any update on what you think the total number that could be with all these—could have all these initiatives with that?

Bill Walljasper - Casey’s General Store, Inc. - SVP & CFO

Yes, yes, absolutely. Right now pizza delivery for the year—I mean we are going to add—with the ones I just mentioned we will be at the end of the fiscal year about 225 stores that will be delivering pizza.

Karen Short - BMO Capital Markets - Analyst

Okay.

Bill Walljasper - Casey’s General Store, Inc. - SVP & CFO

With respect to that initiative going forward, we have not outlined the plans or announced the plans for the next fiscal year, but certainly what we see is that the stores that have a little bit larger population seem to be ones that really are doing well for us in that area.

Having said that, we don’t have a specific number. We think at least double the number that we currently have is a reasonable number for a pizza delivery program and its applicability. But we are pretty early in that particular initiative, so time will tell as far as how far we can push that out.

Karen Short - BMO Capital Markets - Analyst

Okay. And—.

Bill Walljasper - Casey’s General Store, Inc. - SVP & CFO

With respect—oh, go ahead.

Karen Short - BMO Capital Markets - Analyst

No, no, sorry, just keep going.

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MARCH 12, 2013 / 02:30PM GMT, CASY - Q3 2013 Casey’s General Stores Earnings Conference Call

Bill Walljasper - Casey’s General Store, Inc. - SVP & CFO

The 24 hour initiative, we have currently—by the end of this fiscal year we will have roughly about 500 of our stores, of the 1,731 I mentioned, that will be 24 hours. Now some of these were 24 hour stores that we took on when we did some acquisitions. Going into next year—by the end of the fiscal year we don’t have any additional plans for 24 hours; we are currently evaluating for the next group for next fiscal year to see how far we can take that initiative down.

With respect to the remodel—major remodels. At the end of the fiscal year we will have roughly about 200 stores that we have remodeled. We did 75 this particular fiscal year. This is an initiative that we continue to evaluate. We want to make sure that we continue to have the right returns.

Currently the return on invested capital on an after-tax basis is right now in the high-single-digits if you look at it on a combined basis of all of the ones we have completed. So we continue to evaluate that to make sure we are as efficient as possible.

When we are originally started this program, Karen, we specifically identified what we call [E and G] style stores of which we have about 600 or so in our chain. We will continue to evaluate the remaining pieces of those to see how applicable they are.

Karen Short - BMO Capital Markets - Analyst

Got it. That’s very helpful. And then just—you made a comment about the tax rate. Is there anything to look for in terms of guidance on tax rate going forward?

Bill Walljasper - Casey’s General Store, Inc. - SVP & CFO

For the next quarter the tax rate—I mean as we started the year I believe the indication was about 37%, 37.5% was the effective tax rate. We will come in a little bit less than that due to the retroactive, that worker’s opportunity tax credit.

Karen Short - BMO Capital Markets - Analyst

But, that was a one-time thing and you just had the catch up. It doesn’t lower your tax rate going forward.

Bill Walljasper - Casey’s General Store, Inc. - SVP & CFO

That’s correct. So we had the one-time benefit in the third quarter. So typically in the third and fourth quarter though we do have some tax contingencies that do fall off. We typically do see a little bit lower tax rate in those particular quarters. We anticipate a tax rate in the fourth quarter somewhere close to 34%.

Karen Short - BMO Capital Markets - Analyst

Got it, okay. And then last question I had is—there has been obviously—I think you commented on REITs and real estate last quarter and I think what I heard was that you look at all ways to improve shareholder value. But it doesn’t seemed to me that a REIT structure is something that you would entertain. So I wanted to just talk a little bit more about that and is that an accurate statement?

And then the next question I had is, given what one of your competitors has done with the MLP, I’m just curious—is there any reason why you couldn’t do something like that too and what is your opinion of that?

Bill Walljasper - Casey’s General Store, Inc. - SVP & CFO

Well, we will take those two separately. First of all (inaudible) your first question on the REIT—and your memory is correct, I did get a question on the conference call in the second quarter about a REIT. Maybe the context of the answer might have been a little—people might have misunderstood that.

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MARCH 12, 2013 / 02:30PM GMT, CASY - Q3 2013 Casey’s General Stores Earnings Conference Call

The Board continually looks at evaluating a number of different strategic alternatives to add value. That comment wasn’t intended to mean necessarily that we are actively pursuing that particular initiative; it is just that we look at those periodically.

Karen Short - BMO Capital Markets - Analyst

Okay.

Bill Walljasper - Casey’s General Store, Inc. - SVP & CFO

So, having said that, the second part of your question with one of our competitors, we had to get in more and more questions in regards to MLPs subsequent to Susser’s rollout of the MLP last fall. I think your question was is there any reason why we would not have applicability. Again, that is one of those particular areas that’s another strategic alternative that from time to time the Board does evaluate.

Now keep in mind there are differences between Susser’s operation and our operation, one of which is the fact that they are a wholesaler of fuel which is one of their key drivers of growth in their business, which is the component that we currently do not have. So that would be one dynamic if we were to go down and look further in the MLP structure that we would have to evaluate.

Karen Short - BMO Capital Markets - Analyst

But isn’t it just that you can’t be going—to have the MLP you can’t be selling it to the end use end user? Isn’t that—I mean if you were basically spinning out something into an MLP you would just be selling the volumes to the wholesale—to your stores as opposed to the end use?

Bill Walljasper - Casey’s General Store, Inc. - SVP & CFO

That is correct. Currently that is what we do. I mean we distribute about 70% to 75% of the fuel in our own trucks to our and stores; we don’t currently have any third-party distribution. However, that type of income would be, as I understand it, a qualifiable income under an MLP.

Karen Short - BMO Capital Markets - Analyst

Okay, that is helpful. I will get back in the queue. Thank you.

Operator

Irene Nattel, RBC Capital Markets.

Irene Nattel - RBC Capital Markets - Analyst

I was wondering if you could just spend a little bit of time talking about the cigarette category and how you feel about the way things are evolving with the changes that you have made?

Bill Walljasper - Casey’s General Store, Inc. - SVP & CFO

That’s a great question, Irene. And certainly the cigarette environment—it has been challenged probably for the last eight months or so. Not to rehash things but just to kind of give a point of reference. We did have the Illinois State tax that went into effect late June. Even prior to that even and subsequent to that we had seen a little bit more competitive pricing on packs in a number of areas in our business, primarily however Illinois and Missouri.

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MARCH 12, 2013 / 02:30PM GMT, CASY - Q3 2013 Casey’s General Stores Earnings Conference Call

So as a result of that, knowing that cigarettes is probably the number two destination item of most convenient stores, we felt that we needed to maintain that competitive edge. So we did lower retails in those areas and other areas that we saw that type of behavior.

So to kind of put that in perspective, in about 50% of our store base we now have on what we call the MLP structure with Altria. So we are in line with our competition. Now what we have seen recently is we have seen a gradual improvement in carton movement and sales movement throughout the quarter.

And to put it in perspective, the most recent same-store sales release which was just yesterday was for February same-stores. If you exclude the extra day that was in last February we would have experienced about a 3.5% same-store sales increase in cigarettes and a unit increase of about the same.

We are seeing now positive unit movement as a result of those initiatives. And keep in mind, we have been doing—we have been taking those price adjustments throughout the year, but a big chunk of those, Irene, happened in late October and November. So you really didn’t see the effect until the third quarter and we are really starting to see some nice improvement. So we are encouraged by that.

Irene Nattel - RBC Capital Markets - Analyst

That’s great, thank you. And I know that again this question came up on the call last quarter, but with the continuing roll out of tobacco from the dollar stores, are you still seeing no impact on that category?

Bill Walljasper - Casey’s General Store, Inc. - SVP & CFO

Not anything identifiable currently. I mean certainly with the dollar stores getting into the cigarette—that is another competitor that we continue to put on our radar screen when we evaluate competitive changes. So to the extent that they would be competitive in the pricing structure in our market area, they’re certainly on our rate or screen and being evaluated.

Irene Nattel - RBC Capital Markets - Analyst

That’s great. And then just going back to the whole question of the returns that you are getting on some of the strategic initiatives. You mentioned that the ROIC after tax is in the high-single-digits for the completion. When—would that be in line with, better, worse than what you have anticipated going into those?

Bill Walljasper - Casey’s General Store, Inc. - SVP & CFO

It’s not up to our expectation as of yet and we are seeing improvement—this is a relatively new program for us and that return that I referenced in my remarks is related to the (multiple speakers) 12 months.

Irene Nattel - RBC Capital Markets - Analyst

Right. Yes.

Bill Walljasper - Casey’s General Store, Inc. - SVP & CFO

So we are seeing improvement, it’s not to the level that we would like to see that. We are wanting to see that into the double-digits. And so that is why we are currently evaluating that program to make sure that we are making the right decisions there.

Irene Nattel - RBC Capital Markets - Analyst

And when you look at where the shortfall is coming from, Bill, is it more that the revenue is not coming through as strong as you would like? Or really is it more just an issue of the costs associated—where do you—or is it too early to tell?

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MARCH 12, 2013 / 02:30PM GMT, CASY - Q3 2013 Casey’s General Stores Earnings Conference Call

Bill Walljasper - Casey’s General Store, Inc. - SVP & CFO

No, no. What we see is when we look at the different quartiles of the remodel program, Irene, it is clear that the top two quartiles set themselves apart on the top-line of the revenue growth relative to the bottom quartiles.

So when you look at operating expense increases they’re relatively the same amongst all the quartiles. But certainly it’s a revenue issue. So we are taking another step back and looking at the remodel program, looking again at the criteria that sets the top quartiles apart from the bottom quartiles. And then we still think it’s a viable initiative and we just want to be as efficient as possible in rolling that out.

Irene Nattel - RBC Capital Markets - Analyst

Yes. So again, not to sort of put words in your mouth, Bill, but what I am hearing you say is really the difference between the top quartile or the best performing and the less performing remodeled stores really is a question of the revenue gains that you are getting. And you are doing kind of a deep dive into what characteristics might differentiate the better from the less well performing stores before you continue to roll it forward, is that correct?

Bill Walljasper - Casey’s General Store, Inc. - SVP & CFO

Couldn’t have said it better, Irene.

Bob Myers - Casey’s General Store, Inc. - President & CEO

Yes, that’s excellent.

Bill Walljasper - Casey’s General Store, Inc. - SVP & CFO

No, that is exactly right. We are diligent on our end, we want to make sure that we continue to be diligent.

Bob Myers - Casey’s General Store, Inc. - President & CEO

Yes.

Irene Nattel - RBC Capital Markets - Analyst

That is great. Thank you.

Operator

Kelly Bania, Bank of America-Merrill Lynch.

Kelly Bania - BofA Merrill Lynch - Analyst

I just wanted to go back to the cigarette category for a minute. Just kind of step back and hear you kind of talk about how you are approaching that category. I mean what is ideally your pricing position in cigarettes? Do you want to just be matching competitors and make that kind of a neutral?

It seems to be just getting more and more competitive and constantly catching up to price increases. And I realize this last round maybe was triggered by Illinois and the tax change there. But how do you—where do you want to be positioned in that category?

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MARCH 12, 2013 / 02:30PM GMT, CASY - Q3 2013 Casey’s General Stores Earnings Conference Call

Bill Walljasper - Casey’s General Store, Inc. - SVP & CFO

Well, simply speaking, Kelly, we like to be matching our competition on key products within the cigarette category. And so, you have got to evaluate what those key products are market by market and make sure that you are priced competitively. Because as I mentioned earlier, I mean cigarettes arguably is the number two destination on most any convenience store, gasoline being the first.

And so, if we understand that that is the reason that they are coming to our stores we certainly don’t want to give them any reason not to come to our stores. And especially, in follow-up to Irene’s earlier question, as more players get into the competitive landscape of selling cigarettes it becomes probably even more apparent that we need to be competitive in that area. So for the most part we are going to match those competitive key areas.

Kelly Bania - BofA Merrill Lynch - Analyst

I mean how long—I mean ideally—I mean how long will you lag and try to catch up? It seems like the pattern of catching up with hey, the market got a little bit more competitive, we are going to make some investments. I guess I’m just trying to get a sense of where do you think you stand now with (technical difficulty).

Bill Walljasper - Casey’s General Store, Inc. - SVP & CFO

That’s a fair question, it’s a good question actually. So when I look at going back at the—well, basically last calendar year and I look at the increases that we have taken or price adjustments, I should say, that we have taken, it really has tapered off after November. And we have just a handful of stores that we had taken price adjustments in the month of January and February.

And so it appears that that kind of has plateaued, Kelly. And so I think that in part that is why you are seeing a resurgence of unit movement in the cartons. And obviously most people will realize that we will start cycling against these weaker competitions and competitive landscapes that we started last year. So again a little bit of a tailwind at this point.

Operator

Ben Brownlow, Raymond James.

Ben Brownlow - Raymond James - Analyst

On the cigarette category, not to harp on it, but are you seeing any difference in the growth rates between the fair trade and the non-fair trade states?

Bill Walljasper - Casey’s General Store, Inc. - SVP & CFO

Well, that is an excellent question and the two states that I mentioned earlier, Illinois and Missouri, are not fair trade states. And so, typically we see a little bit more competitive movement in those states because of that. And so, that is where we saw most of the competitive landscape or competitive pack pricing.

Now we did see pockets elsewhere in other parts of our market area. But when you look on a state-by-state basis those two were certainly leading the charge.

Ben Brownlow - Raymond James - Analyst

And what states are leading the rebound in cigarette carton sales now?

Bob Myers - Casey’s General Store, Inc. - President & CEO

(Inaudible) states.

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MARCH 12, 2013 / 02:30PM GMT, CASY - Q3 2013 Casey’s General Stores Earnings Conference Call

Bill Walljasper - Casey’s General Store, Inc. - SVP & CFO

Would be both those states.

Ben Brownlow - Raymond James - Analyst

Okay. And if you could just give me a little more color, sort of outside of cheese prices, which I guess are still up about a dime or so year over year, how would you characterize the pricing and cost environment into the fourth quarter? And are you seeing any change in competitive pricing on pizza?

Bill Walljasper - Casey’s General Store, Inc. - SVP & CFO

Yes. Well, I mentioned the cheese costs earlier, so you have a handle on that. But some of the other costs are the input costs that I referred to. We did see an input cost late in the third quarter that will be impacting the fourth quarter.

And these range from a number of things, probably the biggest one would be pizza flour. But you also had some chicken, some packaging, some supplies that also came into that. When you roll all of that up those cost increases were about $1.5 million that came through towards the latter part of the third quarter. So that is something that will be coming into the third quarter in addition to however the cheese moves in the quarter.

Now having said that, Ben, we are evaluating the opportunities. We do—as you may know, we do competitive pricing surveys on a regular basis. And we believe that there are going to be some opportunities for price adjustments coming forward here in the not too distant future.

Ben Brownlow - Raymond James - Analyst

Great. And then I believe your coffee forward buy expires in March, if I’m correct. Are you looking into lock that in now? And how is that spot compared to the prior hedge?

Bill Walljasper - Casey’s General Store, Inc. - SVP & CFO

Yes, you are correct, the lock that we have on or the forward buy we have on coffee does expire at the end of March. Coffee continues to moderate, so it is an area that we are actively pursuing to extend that and hopeful that we can move in that direction. Don’t have anything to announce on that front at this point, but we are always evaluating opportunities to do forward buys of key products, coffee being one of them, obviously cheese being another.

Ben Brownlow - Raymond James - Analyst

Great, thank you.

Operator

Anthony Lebiedzinski, Sidoti & Company.

Anthony Lebiedzinski - Sidoti & Co. - Analyst

A couple of questions. Just a follow-up to one of the first questions in regards to the REIT speculation. Now under your current debt structure wouldn’t that be—such a transaction somewhat cost prohibitive? Just wanted to touch on that.

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MARCH 12, 2013 / 02:30PM GMT, CASY - Q3 2013 Casey’s General Stores Earnings Conference Call

Bill Walljasper - Casey’s General Store, Inc. - SVP & CFO

No, that’s an excellent point. As you obviously have picked up on, Anthony, our debt has make whole provisions that are senior notes. So that would definitely, from those research of that we have done, albeit not very much, keep that in mind, it appears that that may trigger the make whole provisions of our current debt which would be significant, it would be well over $100 million in make whole provision, which certainly would be an obstacle when you look at a REIT structure.

Anthony Lebiedzinski - Sidoti & Co. - Analyst

Okay, thank you for clearing that up. Also as far as the prepared food category, obviously pizza delivery has been terrific for you guys. Now are you planning any—perhaps any new additions to the menu?

Bill Walljasper - Casey’s General Store, Inc. - SVP & CFO

Well, you know, as we get a little bit more traction behind us, we don’t have that many stores under that. That is certainly a distinct possibility. For the most part we just deliver pizza, maybe some 2 liter sodas, but as we get more comfortable in that particular initiative it’s certainly not out of the realm of possibility to expand the delivery options.

Anthony Lebiedzinski - Sidoti & Co. - Analyst

Okay. Also I just noticed on your balance sheet you did have a note payable of about $59 million. Can we assume that you will be able to pay that off by the end of your fiscal year?

Bill Walljasper - Casey’s General Store, Inc. - SVP & CFO

That’s certainly what we are working towards. That is the line of credit that we currently have. It is not uncommon this time of year as our business slows down a little bit, inventory turns slow down a little bit, for us to go into the line to take care of a lot of different needs.

Anthony Lebiedzinski - Sidoti & Co. - Analyst

Okay, thank you very much.

Operator

I would now like to turn the call back over to Mr. Bill Walljasper. Please proceed.

Bill Walljasper - Casey’s General Store, Inc. - SVP & CFO

Thank you very much for joining us, everyone. And we look forward to the next conference call. Have a good day.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect and have a great day.

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MARCH 12, 2013 / 02:30PM GMT, CASY - Q3 2013 Casey’s General Stores Earnings Conference Call

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